Exhibit 99.4

FIESTA RESTAURANT GROUP, INC.

OFFER TO EXCHANGE

All Outstanding 8.875% Senior Secured Second Lien Notes due 2016

($200,000,000 Principal Amount)

for

8.875% Senior Secured Second Lien Notes due 2016

($200,000,000 Principal Amount)

Which have been Registered under the Securities Act of 1933, as Amended

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration are a Prospectus dated                     , 2012 (as the same may be amended or supplemented from time to time, the “Prospectus”) and a form of Letter of Transmittal (the “Letter of Transmittal”) relating to the offer (the “Exchange Offer”) by Fiesta Restaurant Group, Inc. (the “Company”) to exchange $200,000,000 aggregate principal amount of its 8.875% Senior Secured Second Lien Notes due 2016 (the “Exchange Notes”), guaranteed by certain subsidiaries of the Company (collectively, the “Guarantors”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding 8.875% Senior Secured Second Lien Notes due 2016 (the “Outstanding Notes”), guaranteed by the Guarantors, in integral multiples of $2,000 and multiples of $1,000 in excess thereof, from the registered holders thereof. The Outstanding Notes are individually guaranteed (the “Outstanding Notes Guarantees”) by the Guarantors on a senior secured second lien basis, and the Exchange Notes will be unconditionally guaranteed (the “Exchange Notes Guarantees”) by the Guarantors on a senior secured second lien basis. Upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, the Guarantors offer to issue Exchange Notes Guarantees with respect to all Exchange Notes issued in the Exchange Offer in exchange for the Outstanding Notes Guarantees of the Outstanding Notes for which such Exchange Notes are issued in the Exchange Offer. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof (except as provided herein or in the Prospectus) and are not subject to any covenant regarding registration under the Securities Act.

Throughout this letter, unless the context otherwise requires, references to the “Exchange Offer” include the Guarantors’ offer to exchange the Exchange Notes Guarantees for the Outstanding Notes Guarantees, references to the “Exchange Notes” include the related Exchange Notes Guarantees, and references to the “Outstanding Notes” include the related Outstanding Notes Guarantees.

The Company will accept for exchange any and all Outstanding Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.

We are requesting that you contact your clients for whom you hold Outstanding Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, or who hold Outstanding Notes registered in their own names, we are enclosing the following documents:

1.	The Prospectus;

2.	A Letter of Transmittal for use in connection with the exchange of Outstanding Notes and for the information of your clients,

together with a Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, providing information relating to U.S. federal income tax backup withholding (facsimile copies of the Letter of Transmittal may be used to exchange Outstanding Notes);

3.	A form of letter that may be sent to your clients for whose accounts you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining the client’s instructions with regard to the Exchange Offer;

4.	A Notice of Guaranteed Delivery; and

5.	A return envelope addressed to The Bank of New York Mellon Trust Company, N.A., as the Exchange Agent.

Your prompt action is requested. The Exchange Offer expires at 5:00 p.m., New York City time, on                     , 2012, unless the Company extends the Exchange Offer (the “Expiration Date”). Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to the Expiration Date.

To participate in the Exchange Offer, certificates for Outstanding Notes or a book-entry confirmation (see the section captioned “Exchange Offer” in the Prospectus), a duly executed and properly completed Letter of Transmittal or a facsimile thereof or electronic instructions sent to the Depository Trust Company, and any other required documents, must be received by the Exchange Agent as provided in the Prospectus and the Letter of Transmittal.

If a registered holder of Outstanding Notes desires to tender, but such Outstanding Notes are not immediately available, or time will not permit such holder’s Outstanding Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “Exchange Offer—Guaranteed Delivery Procedures.”

The Company will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders pursuant to the Exchange Offer. The Company will, upon request, reimburse brokers, dealers and other persons for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and related documents to the beneficial owners of Outstanding Notes held by them as nominee or in a fiduciary capacity. The Company will pay all transfer taxes, if any, applicable to the tender of Outstanding Notes, except as otherwise provided in the Prospectus and the Letter of Transmittal.

Questions and requests for assistance with respect to the Exchange Offer should be addressed to The Bank of New York Mellon Trust Company, N.A., the Exchange Agent for the Exchange Offer, at their address and telephone number set forth in the enclosed Prospectus and Letter of Transmittal. Additional copies of the enclosed material may be obtained from the Exchange Agent.

Very truly yours,

FIESTA RESTAURANT GROUP, INC.

Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of the Company or the Exchange Agent, or any affiliate thereof, or authorize you or any other person to make any statements or use any document on behalf of any of them in connection with the Exchange Offer, except for the enclosed documents and the statements expressly made in the Prospectus and the Letter of Transmittal.